Exhibit 107

Calculation of Filing Fee Table

F-10

…………..

(Form Type)

ATS Corporation

……………………………………………………..…

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$1,112,250,000 (2)	0.00011020	$122,569.95
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-	-	-	-	-
	Total Offering Amounts					$1,112,250,000		$122,569.95
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$122,569.95

(1)

There are being registered under this Registration Statement such indeterminate number of common shares, debt securities, warrants, subscription receipts and/or units comprised of one or more securities of the Registrant listed above in any combination as shall have an aggregate initial offering price of up to US$1,112,250,000 (C$1,500,000,000, based on the daily exchange rate on May 18, 2023, as reported by the Bank of Canada, for the conversion of U.S. dollars into Canadian dollars of C$1.00 equals US$0.7415). The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in Canadian dollars.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).